Exhibit 2.1

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This First Amendment to Agreement and Plan of Merger and Reorganization (this “Amendment”), dated as of October 8, 2025 (the “Effective Date”), is by and among Polomar Health Services, Inc., a publicly traded Nevada corporation (“Parent”), Polomar Merger Sub, Inc., a Nevada corporation (“Merger Sub”), and Altanine Inc., a Nevada corporation (“Altanine,” and together with Parent and Merger Sub, the “Parties,” and each, a “Party”).

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger and Reorganization, dated as of July 23, 2025 (the “Existing Agreement”); and

WHEREAS, the Parties desire to amend the Existing Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2. Amendment to the Existing Agreement. As of the Effective Date, the definition of “Exchange Ratio” set forth in Exhibit A of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

““Exchange Ratio” means the exchange ratio of one share of Parent Common Stock for each share of Company Common Stock and five (5) shares of Parent Preferred Stock for each share of Company Preferred Stock, subject to the adjustment as provided herein.”

3. Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of any Party that would require the waiver or consent of any other Party. On and after the Effective Date, each reference in the Existing Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Existing Agreement as amended by this Amendment.

4. Miscellaneous.

(a) This Amendment is governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflict of laws provisions of such State.

(b) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and permitted assigns.

(c) The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically shall be effective as delivery of an original executed counterpart of this Amendment.

(e) This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

POLOMAR HEALTH SERVICES, INC.

By:	/s/ Terrence Tierney
Name:	Terrence M. Tierney
Title:	Chief Executive Officer

POLOMAR MERGER SUB, INC.

By:	/s/ Terrence Tierney
Name:	Terrence M. Tierney
Title:	President

ALTANINE INC.

By:	/s/ Charles Andres
Name:	Charles Andres, Jr.
Title:	Chief Executive Officer

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